Exhibit 99.1

Presidents Plaza, Building One, 196 Van Buren Street, Suite 300, Herndon, VA 20170

Contacts:	Richard Ramlall, RCN, SVP of Strategic and External Affairs, RCN, 703-434-8430
Carolyn Capaccio, CFA, Lippert/Heilshorn & Assoc., 212-838-3777

RCN Closes Sale of Megacable and MCM Interests

- Proceeds to be Used to Substantially Reduce Debt -

Herndon, VA, March 23, 2006 - RCN Corporation (NASDAQ: RCNI), a leading provider of total communications service, announced today that it has closed the sale of its 48.93% interests in Megacable, S.A. de C.V. (“Megacable”) and Megacable Communicaciones de Mexico S.A. (“MCM”) to Teleholding, S.A. de C.V. (“Teleholding”), a Mexican entity comprised of the current shareholders of Megacable and MCM. Teleholding has completed the required regulatory filings associated with the transaction.

The implied deal value at closing for these assets was approximately $350 million. RCN will apply the sale’s after-tax proceeds of $300 million to repay debt as required under its various debt agreements. On a pro forma basis (as of December 31, 2005), after these repayments, and after adjusting for the previously announced acquisition of Consolidated Edison Communications Holding Company, Inc. (“CEC”), RCN’s total debt outstanding will be reduced to approximately $200 million, and net debt will be reduced to approximately $95 million. This debt reduction and resulting improvement in RCN’s credit profile should result in nearly $30 million of annualized interest savings. The company expects this significant decrease in interest expense combined with a moderate increase in capital spending related to the CEC acquisition to allow the achievement of positive free cash flow in the second half of 2006.

About RCN Corporation

RCN Corporation, http://www.rcn.com, is one of the largest facilities-based competitive providers of cable, high-speed internet and phone services delivered over its own fiber-optic local network to residential customers in the most densely populated markets in the U.S. RCN Business Solutions is a growing business that also provides bulk video, high-capacity data and voice services to business customers. RCN provides service in the Boston, New York, Eastern Pennsylvania, Washington, D.C., Chicago, San Francisco and Los Angeles metropolitan markets. (RCNI-G)

RCN Forward-Looking Statements

This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of RCN’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

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